Exhibit 99.1

For Additional Information

Contact: American Community Bancshares

Randy P. Helton or Stephanie Helms

(704) 225-7957 or (704) 225-7938

FOR IMMEDIATE RELEASE

October 26, 2004

American Community Bank Announces New Branch Location in South End Area of Charlotte

Charlotte, North Carolina—American Community Bancshares, Inc. (NASDAQ SmallCap: ACBA) announced today that it has filed an application to open a ninth branch of their North Carolina subsidiary, American Community Bank. The branch will be located at 2140 South Boulevard, Charlotte, North Carolina and will be a full service banking operation known as the “South End Branch”.

Randy Helton, President & CEO of American Community Bancshares and American Community Bank stated, “this is a strategic move for our bank in an area of Charlotte that is currently undergoing revitalization and growth. We are excited about the opportunity to enter this community and provide alternative banking to the 400 plus small businesses located in the South End area. We feel we understand the small business market perhaps better than the three large banks currently serving the South End market.” The bank plans to employ a local resident banker as the market executive and will add a local board of advisors, headed by Tony Pressley, President of Meca Properties, who is often credited as one of the founding fathers of the South End area.

The holding company also recently announced an application for a full service banking office in the Tega Cay area of York County for their South Carolina subsidiary- First National Bank of the Carolinas. American Community Bancshares is the holding company for American Community Bank, headquartered in Monroe, NC and First National Bank of the Carolinas, headquartered in Gaffney, SC. American Community Bancshares has total assets of $380 million with eleven branches throughout North and South Carolina.